Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VOLTARI CORPORATION,

STARFIRE HOLDING CORPORATION

and

VOLTARI MERGER SUB LLC

DATED AS OF MARCH 22, 2019

TABLE OF CONTENTS

ARTICLE I Definitions		2
1.1	Certain Defined Terms	2
1.2	Construction; Absence of Presumption	8
ARTICLE II The Merger		9
2.1	The Merger	9
2.2	Closing of the Merger	9
2.3	Effective Time	9
2.4	Company Meeting; Proxy Statement and Other SEC Filings	9
ARTICLE III Certificate of Incorporation, By-Laws, Directors and Officers of the Surviving Corporation		11
3.1	Certificate of Incorporation	11
3.2	By-Laws	11
3.3	Directors and Officers of Surviving Corporation	12
ARTICLE IV Effect on Capital Stock; Exchange of Certificates		12
4.1	Effect on Capital Stock	12
4.2	Exchange of Certificates and Book-Entry Shares	13
ARTICLE V Representations and Warranties of the Company		16
5.1	Organization, Good Standing and Qualification	16
5.2	Capitalization	16
5.3	Corporate Authority, Approval, and Opinion of Financial Advisor	17
5.4	Governmental Filings; No Violations	18
5.5	Litigation	19
5.6	Information Supplied	19
5.7	No Undisclosed Liabilities	19
5.8	Brokers and Finders	19
5.9	No Other Representations	20
ARTICLE VI Representations and Warranties of Parent and Merger Sub		20
6.1	Organization, Good Standing and Qualification	20
6.2	Corporate Authority	20
6.3	Governmental Filings; No Violations	20
6.4	Litigation	21
6.5	Capitalization of Merger Sub	21

i

6.6	Information Supplied	21
6.7	Brokers and Finders	22
6.8	Financing	22
6.9	Parent Shares	22
6.10	No Other Representations; Non-Reliance	22
6.11	HSR Approvals	23
6.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	23
6.13	No Other Representations	23
ARTICLE VII Covenants		24
7.1	Interim Operations	24
7.2	Acquisition Proposals	24
7.3	Actions by Parties; SEC Documents; Status; Stockholder Litigation	26
7.4	Publicity	27
7.5	Expenses	27
7.6	Indemnification; Directors’ and Officers’ Insurance	27
7.7	Other Actions by the Company	29
7.8	Continuation of the Special Committee	29
7.9	Standstill	29
ARTICLE VIII Conditions to Consummation of the Merger		30
8.1	Conditions to the Obligation of Each Party to Effect the Merger	30
8.2	Conditions to the Obligations of the Company to Effect the Merger	30
8.3	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	30
ARTICLE IX Termination		31
9.1	Termination by Mutual Consent	31
9.2	Termination by Either Parent or the Company	31
9.3	Termination by the Company	32
9.4	Termination by Parent	32
9.5	Effect of Termination and Abandonment	32
ARTICLE X Miscellaneous and General		33
10.1	Survival	33
10.2	Modification or Amendment	33
10.3	Waiver of Conditions	33
10.4	Counterparts	33

ii

10.5	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	33
10.6	Notices	34
10.7	Entire Agreement	36
10.8	No Third-Party Beneficiaries	36
10.9	Obligations of Parent and of the Company	37
10.10	Severability	37
10.11	Assignment	37

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

Exhibit B – Form of By-laws of Surviving Corporation

Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is dated as of March 22, 2019, among Voltari Corporation, a Delaware corporation (the “Company”), Starfire Holding Corporation, a Delaware corporation (“Parent”), and Voltari Merger Sub LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, as of the date hereof, High River and Koala, each of which is an Affiliate of Parent, collectively own (i) 4,739,620 Shares, representing approximately 52.7% of the issued and outstanding Shares (such Shares, together with any Shares owned by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, the “Parent Shares”), and (ii) 1,147,388 Series J Preferred Shares, representing approximately 98.0% of the issued and outstanding Series J Preferred Shares (such Series J Preferred Shares, together with any Series J Preferred Shares owned by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, the “Parent Preferred Shares”);

WHEREAS, on December 7, 2018, High River, on behalf of itself and its Affiliates, delivered a letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own (the “Initial Proposal”);

WHEREAS, on February 19, 2019, High River, on behalf of itself and its Affiliates, delivered a revised letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Initial Proposal (the “Second Proposal”);

WHEREAS, on February 25, 2019, High River, on behalf of itself and its Affiliates, delivered a further revised letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Second Proposal (the “Third Proposal”);

WHEREAS, on March 5, 2019, High River, on behalf of itself and its Affiliates, delivered a further revised letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Third Proposal (the “Final Proposal”);

WHEREAS, in addition to customary conditions, the consummation of the transaction contemplated by each of the proposals, including the Final Proposal, was conditioned upon the following non-waivable conditions (i) the approval of such transaction by a special committee consisting solely of independent directors (the “Special Committee”), and (ii) the approval of such transaction by a fully informed vote of holders of a majority of the Shares held by stockholders who are not affiliated with High River, Parent, Merger Sub or any of their respective Affiliates;

WHEREAS, each of the proposals, including the Final Proposal, indicated that the Series J Preferred Shares that are held by stockholders who are not affiliated with High River, Parent, Merger Sub or any of their respective Affiliates would be converted into the right to receive the Redemption Price for such Series J Preferred Shares upon the consummation of the transactions contemplated by such proposal;

WHEREAS, the board of directors of the Company established the Special Committee and authorized the Special Committee to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate the Initial Proposal (including whether to proceed with any such review or evaluation) and any proposals or offers related to a strategic transaction that are received by the Company in addition to the Initial Proposal, (iii) reject or approve the Initial Proposal and any proposals or offers related to a strategic transaction received by the Company in addition to the Initial Proposal, (iv) consider and pursue alternatives to the Initial Proposal and any proposals or offers related to a strategic transaction received by the Company in addition to the Initial Proposal, and (v) negotiate the terms and conditions of the Initial Proposal, any proposals or offers related to a strategic transaction received by the Company in addition to the Initial Proposal, and any alternatives thereto;

WHEREAS, the board of directors of the Company, upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its common stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the common stockholders of the Company at the Company Meeting, and (iv) recommended to such common stockholders that they adopt this Agreement;

WHEREAS, the board of directors of Parent and the sole member of Merger Sub have approved and declared advisable, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and this Agreement and to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Agreement, the Company shall not be considered an Affiliate of High River, Koala, Parent, Merger Sub, or any of their respective Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Book-Entry Shares” has the meaning set forth in Section 4.2(b).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-Laws” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.2(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Recommendation” has the meaning set forth in Section 7.2(b).

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.3(c).

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company, dated as of February 8, 2013, as previously amended pursuant to the Certificate of Amendment, dated as of April 23, 2013, the Certificate of Amendment, dated as of September 5, 2014, and the Certificate of Amendment, dated as of September 16, 2015,

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article V.

“Company Meeting” has the meaning set forth in Section 2.4(a).

“Company Preferred Shares” means Series J Preferred Shares owned by the Company or any of its Subsidiaries.

“Company Shares” means Shares owned by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares outstanding and entitled to vote thereon.

“Contract” means any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Preferred Shares” means Series J Preferred Shares as to which stockholders have validly submitted and not validly withdrawn or otherwise lost or failed to perfect a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Dissenting Shares” means Shares as to which stockholders have validly submitted and not validly withdrawn or otherwise lost or failed to perfect a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Dissenting Stockholder” has the meaning set forth in Section 4.2(f).

“DLLCA” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Preferred Shares” means, collectively, (i) the Parent Preferred Shares, (ii) the Company Preferred Shares, and (iii) the Dissenting Preferred Shares.

“Excluded Shares” means, collectively, (i) the Parent Shares, (ii) the Company Shares, and (iii) the Dissenting Shares.

“Final Proposal” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

“High River” means High River Limited Partnership, a Delaware limited partnership.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Initial Proposal” has the meaning set forth in the recitals to this Agreement.

“Koala” means Koala Holding LP, a Delaware limited partnership.

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity.

“License” means any permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) the compliance by the Company of its obligations under this Agreement, and any action taken by the Company (or the failure by the Company to take any action) at the written request or direction of Parent;

(C) the entry into, announcement or performance of this Agreement or the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with their respective lessees, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of this Agreement or the transactions contemplated hereby by or before any Governmental Entity;

(D) any change in the market price or trading volume of securities of the Company, provided that this clause (D) will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

(E) a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

(F) changes or developments generally affecting real estate acquisition, financing and leasing activities;

(G) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with prior years;

(H) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause (H) will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

(I) a breach of the Agreement by Parent or Merger Sub; and/or

(J) any implementation or adoption after the date hereof by a Governmental Entity of or changes or prospective changes in, applicable Laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing; except, with respect to clauses (A), (E), (F) and (J), to the extent such event has a materially disproportionate effect on the Company and its Subsidiaries taken as a whole compared to other companies operating in the commercial real estate acquisition, financing and leasing activities.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Membership Interest” has the meaning set forth in Section 6.5.

“Minority Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares, excluding Shares owned by Parent, Merger Sub or any of their respective Affiliates, outstanding and entitled to vote thereon at the Company Meeting.

“Order” has the meaning set forth in Section 8.1(c).

“OTC” means the OTCQB Venture Market of the OTC Markets Group.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay (i) the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, on a timely basis, or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent Preferred Shares” has the meaning set forth in the recitals to this Agreement.

“Parent Shares” has the meaning set forth in the recitals to this Agreement.

“Paying Agent” has the meaning set forth in Section 4.2(a).

“Payment Fund” has the meaning set forth in Section 4.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Shares” means the shares of the preferred stock, par value $0.001 per share, of the Company.

“Proxy Statement” has the meaning set forth in Section 2.4(b).

“Redemption Price” has the meaning set forth in Section 11(i) of Exhibit A to the Company Certificate.

“Representatives” means a Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Schedule 13E-3” has the meaning set forth in Section 2.4(b).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance” has the meaning set forth in Section 2.4(c).

“SEC Documents” means any form, document or report filed or furnished by the Company with the SEC.

“Second Proposal” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series J Preferred Shares” means the 13% Redeemable Series J Preferred Stock, par value $0.001 per share, of the Company.

“Shares” means the shares of the common stock, par value $0.001 per share, of the Company.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Special Committee Recommendation” has the meaning set forth in Section 5.3(b).

“Stockholder Litigation” has the meaning set forth in Section 7.3(d).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that, for purpose of this Agreement (i) unless expressly provided otherwise elsewhere in this Agreement, the Company shall not be considered a Subsidiary of High River, Koala, Parent, Merger Sub, or any of their respective Affiliates, and (ii) Merger Sub shall not be considered a Subsidiary of the Company.

“Superior Proposal” means an unsolicited bona fide (i) Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, or (ii) proposal to acquire all or substantially all of the Shares (other than the Company Shares, the Company Preferred Shares, the Parent Shares or the Parent Preferred Shares), in each case that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company’s common stockholders (other than Parent and its Affiliates) than the transactions contemplated by this Agreement.

“Superior Proposal Change of Recommendation” has the meaning set forth in Section 7.2(b).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or similar governmental assessment, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions.

“Third Proposal” has the meaning set forth in the recitals to this Agreement.

1.2 Construction; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or “dollars” shall refer to United States dollars.

(b) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate company existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in the DGCL and the DLLCA.

2.2 Closing of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th floor, New York, NY 10017, at 9:00 A.M. local time on the second Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company (at the direction of the Special Committee) and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by the Company (at the direction of the Special Committee) and Parent and specified in the Certificate of Merger (the “Effective Time”).

2.4 Company Meeting; Proxy Statement and Other SEC Filings.

(a) Unless this Agreement has been terminated in accordance with its terms, and subject to fiduciary obligations under applicable Law, the Company, acting through or under direction of the Company’s board of directors, upon the recommendation of the Special Committee, shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its common stockholders on a date as soon as reasonably practicable after SEC Clearance of the Proxy Statement (the “Company Meeting”), for the purpose of obtaining the Company Stockholder Approval and the Minority Approval, provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Meeting: (A) with the consent of Parent; (B) for the absence of a quorum; (C) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable period of time in advance of the Company Meeting; (D) to allow reasonable additional time to solicit additional proxies; (E) if required by Law; or (F) if the Company has provided a written notice to Parent pursuant to Section 7.2(b) that it intends to make a Change of Recommendation in connection with a Superior Proposal and the notice period contemplated by Section 7.2(b) has not yet expired, and (ii) use commercially reasonable efforts to solicit the Minority Approval.

Except in the event of a Change of Recommendation as permitted by Section 7.2 of this Agreement, the Company’s board of directors shall recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the common stockholders of the Company and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its Affiliates such Company Board Recommendation or take any action or make any statement in connection with the Company Meeting inconsistent with such Company Board Recommendation, including approving or recommending or proposing to approve or recommend an Acquisition Proposal with respect to the Company or failing to recommend the approval and adoption of this Agreement and the transactions contemplated hereby.

(b) As promptly as practicable following the date of this Agreement, the Company, in cooperation with, and subject to the approval of, the Special Committee, shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s common stockholders (including all exhibits and any amendments or supplements thereto, the “Proxy Statement”), and the Company and Parent shall prepare and file with the SEC a Schedule 13E-3 (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”). Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be filed with the SEC, each in its preliminary form, not later than the date that is thirty (30) Business Days after the date hereof. The Company shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by a party other than the Company or its Subsidiaries specifically for inclusion therein. Each of the Company and Parent shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company, Parent and Merger Sub shall cooperate with each other in connection with the preparation of the foregoing documents. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Company and Parent shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

(c) The Company shall cause the Proxy Statement to be mailed to the Company’s common stockholders as promptly as practicable, but in no event more than five (5) Business Days, after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (“SEC Clearance”). The Company may retain a proxy solicitor in connection with the solicitation of the Company Stockholder Approval and the Minority Approval.

(d) The Company shall promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. Parent shall promptly notify the Company in writing of the receipt of any oral or written comments from the SEC relating to the Schedule 13E-3. The Company shall cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the drafts of the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the parties shall provide each other with copies of all such filings made and correspondence with the SEC.

(e) If, at any time prior to the Effective Time, any information should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties in writing and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

(f) Parent and Merger Sub shall, as promptly as reasonably practicable, provide in writing any information reasonably requested by any other party with respect to Parent, Merger Sub or their respective Affiliates as may be deemed relevant by such party for use in the Proxy Statement or for the purposes of complying with Schedule 13E-3 filing requirements and assisting such party in fulfilling its related obligations under this Section 2.4.

ARTICLE III

Certificate of Incorporation, By-Laws, Directors and

Officers of the Surviving Corporation

3.1 Certificate of Incorporation. The Company Certificate shall be further amended and restated in the Merger to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided thereby and by applicable Law.

3.2 By-Laws. The by-laws of the Company, which were adopted as of February 8, 2013, shall be amended and restated at the Effective Time to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided thereby, by the Charter and by applicable Law.

3.3 Directors and Officers of Surviving Corporation. From and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, (a) the members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub shall be the officers of the Surviving Corporation.

ARTICLE IV

Effect on Capital Stock; Exchange of Certificates

4.1 Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement:

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be converted automatically into the right to receive an amount equal to a price per Share of $0.86, net to the seller in cash, without interest (such amount, or any other amount per Share paid pursuant to this Agreement, the “Per Share Merger Consideration”).

(b) Treatment of Series J Preferred Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company, each Series J Preferred Share issued and outstanding immediately prior to the Effective Time, other than Excluded Preferred Shares, shall be converted automatically into the right to receive an amount equal to the Redemption Price, net to the seller in cash, without interest.

(c) Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company:

(i) each Share and each Series J Preferred Share shall be automatically cancelled and shall cease to exist;

(ii) each holder of a Share (other than the Excluded Shares) shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration, upon surrender of Certificates or Book-Entry Shares in accordance with Section 4.2;

(iii) each holder of a Dissenting Share or a Dissenting Preferred Share shall cease to have any rights with respect thereto other than the right to receive the payment specified in Section 4.2(f) and shall be afforded the treatment provided in Section 4.2(f);

(iv) each holder of Series J Preferred Shares (other than Excluded Preferred Shares) shall be entitled to receive the Redemption Price for each such Series J Preferred Share;

(v) each of the Company and any of its Subsidiaries shall cease to have any rights with respect to any of the Company Shares and any of the Company Preferred Shares; and

(vi) Parent and its Subsidiaries and their respective Affiliates shall cease to have any rights with the respect to any Parent Shares and Parent Preferred Shares.

(d) Merger Sub Membership Interest. At the Effective Time, the Merger Sub Membership Interest shall, by virtue of the Merger and without any action on the part of the parties hereto or the holder thereof, automatically be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

4.2 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. For the benefit of the holders of Shares (other than Excluded Shares) and holders of Series J Preferred Shares (other than Excluded Preferred Shares), prior to the Effective Time, Parent shall deposit or cause to be deposited, with a paying agent mutually agreeable to the Company (at the direction of the Special Committee) and Parent (the “Paying Agent”), (i) a cash amount in immediately available funds equal to the amount necessary for the Paying Agent to make payments under Section 4.1(a), and (ii) a cash amount in immediately available funds equal to the amount necessary for the Paying Agent to make the payments under Section 4.1(b) in respect of the redemption of the Series J Preferred Shares (the amounts so deposited with the Paying Agent pursuant to clauses (i) and (ii) are collectively referred to as the “Payment Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the amounts payable under Section 4.1(a) and Section 4.1(b) in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Paying Agent shall invest the Payment Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 4.1(a) and Section 4.1(b) shall be promptly returned to the Company or, after the Effective Time, the Surviving Corporation; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares or the holders of the Series J Preferred Shares, as applicable, pursuant to this Article IV. Until the termination of the Payment Fund pursuant to Section 4.2(d), to the extent that there are losses with respect to any such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payment of the amounts pursuant to Section 4.1(a) or Section 4.1(b), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Paying Agent to make such payments.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) and holder of record of Series J Preferred Shares (other than holders of Excluded Preferred Shares) (i) a letter of transmittal in customary form specifying that (x) delivery shall be effected, and risk of loss and title to certificates that, immediately prior to the Effective Time, represented Shares or Series J Preferred Shares, as applicable (“Certificates”), shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent and (y) delivery shall be effected and title to non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall pass, only upon delivery of the Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration for each Share and the Redemption Price for each Series J Preferred Share, as applicable. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (1) with respect to Shares, (x) the number of Shares represented by such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, (2) with respect to Series J Preferred Shares, (x) the number of Series J Preferred Shares represented by such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Redemption Price, and in each case, the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. In the event of a transfer of ownership of Shares or Series J Preferred Shares, as applicable, that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such transferee if the Certificate formerly representing such Shares or Series J Preferred Shares, as applicable, is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. The Per Share Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share, and the Redemption Price, paid in full with respect to any Series J Preferred Share, in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Series J Preferred Share.

(c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares or the Series J Preferred Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article IV.

(d) Termination of the Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of the Shares or Series J Preferred Shares for six (6) months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) or Series J Preferred Shares (other than Excluded Preferred Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent or the Surviving Corporation for payment of their claim for the Per Share Merger Consideration or the Redemption Price, as applicable (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Series J Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required tax withholdings) equal to (i) with respect to the Shares, the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration, or (ii) with respect to the Series J Preferred Shares, the number of Series J Preferred Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Redemption Price.

(f) Appraisal Rights. No Person who has made a valid demand for appraisal rights pursuant to Section 262 of the DGCL (such Person, a “Dissenting Stockholder”) shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person or the Redemption Price with respect to the Series J Preferred Shares owned by such Person, as applicable, unless and until such Person shall have failed to perfect, effectively withdrawn, or otherwise lost or forfeited such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares and Series J Preferred Shares, as applicable, owned by such Dissenting Stockholder as to which such Dissenting Stockholder has perfected its rights to appraisal under the DGCL. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Series J Preferred Shares such amounts as it reasonably determines to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in any SEC Documents or as set forth in the corresponding schedules of the disclosure letter delivered to Parent by the Company concurrent with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any schedule of the Company Disclosure Letter shall be deemed disclosure with respect to any other schedule to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1 Organization, Good Standing and Qualification. Except as set forth in Schedule 5.1 of the Company Disclosure Letter, the Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Capitalization.

(a) The authorized share capital of the Company consists of 25,000,000 Shares and 5,000,000 Preferred Shares, 1,200,000 of which are designated as Series J Preferred Shares. As of March 7, 2019, there were (i) 8,994,814 Shares issued and outstanding, (ii) 1,170,327 Series J Preferred Shares issued and outstanding, (iii) no Company Shares issued and held by the Company in treasury, and (iv) no Company Preferred Shares issued and held by the Company in treasury. All outstanding Shares and Series J Preferred Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company. Other than the Shares and the Series J Preferred Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) (i) Except as set forth in Section 5.2(a), no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement or has otherwise made any commitment with respect to the voting of the Shares or any other securities of the Company.

5.3 Corporate Authority, Approval, and Opinion of Financial Advisor.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary, subject to Company Stockholder Approval and Minority Approval, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Special Committee has been duly constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its common stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the common stockholders of the Company at the Company Meeting, and (iv) recommended to such common stockholders that they adopt this Agreement (the “Special Committee Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c) At a meeting duly called and held, the board of directors of the Company, based on the Special Committee Recommendation, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its common stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the common stockholders of the Company at the Company Meeting, and (iv) recommended to such common stockholders that they adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(d) The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Merger. The Company and its Subsidiaries do not have in effect any shareholder rights plan, “poison pill” or other similar plan or arrangement. The only vote of holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the Company Stockholder Approval and the Minority Approval. The approval of the holders of the Series J Preferred Shares is not necessary to consummate the Merger or in order for the Company to validly perform its obligations under this Agreement. Other than the Company Stockholder Approval and the Minority Approval, no other vote of the holders of the Shares is necessary to consummate the Merger or in order for the Company to validly perform its obligations under this Agreement.

(e) The Special Committee has received the opinion of Alvarez & Marsal Valuation Services, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be received in the Merger by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

5.4 Governmental Filings; No Violations.

(a) Other than (i) the Certificate of Merger, (ii) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any other filings required under the Exchange Act, (iii) as required pursuant to any listing agreement or under the rules and regulations of the OTC, and (iv) as set forth in Schedule 5.4(a) and (b) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any Licenses required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated hereby.

(b) Except as set forth in Schedule 5.4 (a) and (b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or default under, any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contracts binding upon the Company or any of its Subsidiaries or under any Law or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated hereby, including the Merger, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated hereby.

5.6 Information Supplied. None of the information supplied by, or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) the Schedule 13E-3 will, at the date that the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except no representation or warranty is made by the Company to such portions of the Proxy Statement and the Schedule 13E-3, as applicable, that relate expressly to Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

5.7 No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the condensed consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 (including the notes thereto), (ii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) for liabilities and obligations incurred under any Contract or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since December 31, 2018, (iv) for liabilities and obligations incurred in the ordinary course of business since January 1, 2018 that do not constitute, individually or in the aggregate, a Material Adverse Effect, (v) for liabilities or obligations that have been discharged or paid in full, and (vi) as set forth in Schedule 5.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The assets of the Company and its Subsidiaries are free and clear of any liens, other than liens that would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.8 Brokers and Finders. The Special Committee has not, on behalf of itself, the Company or any of the Company’s Subsidiaries, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the transactions contemplated in this Agreement except that the Special Committee has engaged Alvarez & Marsal Valuation Services, LLC as the financial advisor to the Special Committee.

5.9 No Other Representations. Notwithstanding anything to the contrary contained herein, the Company Disclosure Letter, or any of the schedules or exhibits hereto or thereto, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, nor any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article V, and that Parent, Merger Sub and their Affiliates have not relied on any such other representation or warranty.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.2 Corporate Authority. No vote of stockholders of Parent is necessary to approve this Agreement and the Merger and the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate and limited liability company power and authority and has taken all corporate and limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Governmental Filings; No Violations.

(a) Other than (i) the Certificate of Merger and (ii) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any other filings required under the Exchange Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Licenses required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or operating agreement of Merger Sub or the certificate of incorporation or by-laws of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub or under any Law or License to which Parent or Merger Sub is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.4 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against any of Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.5 Capitalization of Merger Sub. The authorized capital of Merger Sub consists solely of a limited liability company membership interest (the “Merger Sub Membership Interest”) owned solely by Parent. Merger Sub was formed solely for the purpose of holding Shares and has not conducted any other business prior to the date hereof and has no, and prior to the Effective Time will have no, other assets, liabilities or obligations of any nature other than holding of the Parent Shares and the Parent Preferred Shares and incidents thereto, and those incident to its formation and pursuant to this Agreement and the Merger and the transactions contemplated by this Agreement.

6.6 Information Supplied. None of the information supplied by, or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date of that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) the Schedule 13E-3 will, at the date that the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except no representation or warranty is made by Parent or Merger Sub to such portions of the Proxy Statement and the Schedule 13E-3, as applicable, that relate expressly to the Company and its Subsidiaries for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

6.7 Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective Subsidiaries or their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the transactions contemplated in this Agreement.

6.8 Financing. Parent and Merger Sub have sufficient funds available to consummate the Merger on the terms contemplated by this Agreement and, at the Effective Time, Parent and Merger Sub will have available all funds necessary to acquire all Shares (other than the Company Shares, the Company Preferred Shares, the Parent Shares and the Parent Preferred Shares) pursuant to Article IV, to pay all fees and expenses in connection therewith, and to perform their respective obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by Parent or Merger Sub or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

6.9 Parent Shares. As of the date hereof, High River and Koala are the beneficial owners of the Parent Shares and the Parent Preferred Shares.

6.10 No Other Representations; Non-Reliance.

(a) Each of Parent and Merger Sub (on behalf of themselves and their respective Affiliates) acknowledges and agrees that it:

(i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the Company’s management,

(ii) has had reasonable access to personnel, properties, premises and books and records of the Company and its Subsidiaries, and

(iii) has conducted its own independent investigation and analysis of the Company and its Subsidiaries, their respective businesses and transactions contemplated hereby.

(b) Each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement:

(i) the Company and its Representatives do not make, and have not made, any representation or warranty whatsoever, express or implied, whether written or oral, at law or in equity, relating to the Company, its Subsidiaries, or any of its or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and

(ii) no Person has been authorized, expressly or impliedly, by the Company to make any representation or warranty relating to itself, its Subsidiaries, or any of the other matters set forth in the foregoing sub-clause (i) in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company; and

(c) Parent and Merger Sub each specifically disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by any Person or otherwise occurred (except for the representations and warranties expressly set forth in this Agreement), and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim reliance upon any such representation or warranty or other statement or omission (except for the representations and warranties expressly set forth in this Agreement);

6.11 HSR Approvals. No approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in order for Parent and Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

6.12 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information and business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company, its Subsidiaries, any of their respective Representatives or any other Person has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

6.13 No Other Representations. Notwithstanding anything to the contrary contained herein or any of the schedules or exhibits hereto, the Company acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates or any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article VI, and that the Company and its Affiliates have not relied on any such other representation or warranty.

ARTICLE VII

Covenants

7.1 Interim Operations.

(a) From and after the date hereof and prior to the earlier of the termination of this Agreement or the consummation of the Merger, the businesses of the Company and its Subsidiaries shall be operated and conducted in the ordinary course, except as otherwise contemplated by this Agreement, as set forth in Schedule 7.1 of the Company Disclosure Letter, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall not take or permit any of its Subsidiaries (including, for the purpose of this sentence, the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger. Without limiting the generality of the foregoing, from and after the date hereof and prior to the earlier of the termination of this Agreement or the consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company).

(b) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and notwithstanding anything to the contrary contained in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

7.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company (at the direction of the Special Committee) agrees that neither the board of directors of the Company, the Special Committee, nor any of their respective members shall, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, the Company (at the direction of the Special Committee) may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable Law.

(b) No Change in Recommendation. Each of the Special Committee and the board of directors of the Company shall not, directly or indirectly:

(i) withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee Recommendation or the Company Board Recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee Recommendation or the Company Board Recommendation; or

(ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, each of the Special Committee and the board of directors of the Company may withhold or withdraw the Special Committee Recommendation and the Company Board Recommendation, as applicable, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”); provided that if the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Special Committee shall not make such Superior Proposal Change of Recommendation unless the Special Committee has given Parent written notice of its intention to take this action at least two Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling Parent or the Special Committee, as applicable, to terminate this Agreement pursuant to Section 9.2(c)). The Special Committee agrees that (x) during the two Business Day period prior to its making a Superior Proposal Change of Recommendation, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by this Agreement, and the Special Committee and its Representatives will, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent, and

(y) the Special Committee may make a Superior Proposal Change of Recommendation in the case of an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent and the Special Committee have agreed prior to the expiration of such two Business Day period.

(c) Certain Permitted Disclosures. Nothing contained in Section 7.2(a) shall be deemed to prohibit the Company (at the direction of the Special Committee) or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that the Special Committee may not effect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 7.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(d) Notice. The Company (at the direction of the Special Committee) shall as promptly as reasonably practicable notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such inquiries, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

7.3 Actions by Parties; SEC Documents; Status; Stockholder Litigation.

(a) Action by the Parties. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

(b) SEC Documents. During the period prior to the Effective Time, the Company shall continue to timely file all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, Parent and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by Parent, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement. Parent shall give prompt notice to the Special Committee of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect, and each of Parent and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the transactions contemplated by this Agreement. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or Parent, as applicable, or limit in any manner the Company’s or Parent’s causes of action and remedies in law and equity.

(d) Stockholder Litigation. Without limiting the foregoing, the Company shall (i) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any stockholder of the Company (on such stockholder’s own behalf or on behalf of the Company) relating to this Agreement and the transactions contemplated hereby, including the Merger, (other than with respect to demands for appraisal, which shall be governed by Section 4.2(f) of this Agreement) (each, a “Stockholder Litigation”), (ii) keep Parent reasonably informed regarding any such Stockholder Litigation, (iii) give Parent the opportunity to participate in (but not control) such Stockholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Stockholder Litigation and consider Parent’s views with respect to such Stockholder Litigation and (iv) not settle any such Stockholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

7.4 Publicity. Except in accordance with Section 7.2 of this Agreement, each of the Company, Parent and Merger Sub agree not to, and to cause their respective Affiliates not to, issue any press releases or otherwise make any public announcements with respect to this Agreement and the transactions contemplated by this Agreement, including the Merger, without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the extent permitted by applicable Law, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and Parent and the Surviving Corporation shall also advance expenses incurred by the Indemnified Parties in connection with any claim, action, suit, proceeding or investigation, in each case to the fullest extent permitted by law. The obligations of Parent and the Surviving Corporation in the immediately preceding sentence shall be joint and several.

(b) For a period of six years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Charter and By-Laws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of present and former officers and directors of the Company and its Subsidiaries that are no less favorable to the Indemnified Parties than are set forth in the Company Certificate and the Company’s bylaws as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal made within such six year period shall continue until the disposition or resolution of such proceeding in accordance with the Charter and the By-Laws.

(c) Prior to the Effective Time, the Company shall cause, and if the Company is unable to, Parent shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies to the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained immediately prior to the Effective Time by the Company with a claims period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability at least as favorable to such directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.6.

(e) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall survive the Effective Time.

(f) The rights of the Indemnified Parties under this Section 7.6 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers or directors (or any of the Company’s Subsidiaries or the officers and directors of any such Subsidiary), it being understood that the indemnification provided for in this Section 7.6 is not prior to, or in substitution for, any such claims under any such policies.

7.7 Other Actions by the Company.

(a) Takeover Statutes. If any state takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, including the Merger, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate, or if not possible to eliminate, minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

(c) Ceasing Quotation Authorization and De-Registration. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Shares to cease to be quoted on the OTC and to be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

7.8 Continuation of the Special Committee. Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (a) the consummation of the Merger or (b) the termination of this Agreement, they shall not authorize their designees to the Company’s board of directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the consummation of the Merger or (y) the termination of this Agreement, Parent and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors) and, should all the members of the Special Committee cease to so serve, Parent and Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company, each of whom is an independent director, and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

7.9 Standstill. Except as otherwise provided by this Agreement, from and after the date hereof until the earlier of (a) the consummation of the Merger or (b) the termination of this Agreement, Parent, Merger Sub or their respective Affiliates shall not, directly or indirectly, (i) (whether acting alone, as a part of a group or otherwise in concert with others) acquire or enter into any agreement with any third party with respect to the acquisition of, additional Shares by Parent, Merger Sub or their respective Affiliates, or (ii) sell (including short sales), transfer, tender, assign or otherwise dispose of (including by gift) any or all of the Parent Shares or the Parent Preferred Shares. For the avoidance of doubt, it is understood and agreed that the Parent Shares or the Parent Preferred Shares may be sold, transferred or assigned by High River and Koala, as applicable, to Parent from and after the date hereof but prior to the Effective Time.

ARTICLE VIII

Conditions to Consummation of the Merger

8.1 Conditions to the Obligation of Each Party to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent legally permissible, waiver by Parent and the Company (acting pursuant to a resolution of the Special Committee) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Minority Approval shall have been obtained.

(c) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

8.2 Conditions to the Obligations of the Company to Effect the Merger.

(a) (i) Each representation and warranty of Parent and Merger Sub set forth in Sections 6.1 and 6.2 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and (ii) each representation and warranty of Parent and Merger Sub set forth in Article VI of this Agreement (other than those referenced in clause (i) above) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), other than in the case of this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect”, “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded).

(b) Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

8.3 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.

(a) Since the date of the Merger Agreement, a Material Adverse Effect shall not have occurred.

(b) (i) Each representation and warranty of the Company set forth in Sections 5.1 and 5.2(a) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and (ii) each representation and warranty of the Company set forth in Article V of the Merger Agreement (other than those referenced in clause (i) above) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), other than in the case of this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect”, “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded).

(c) The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by mutual written consent of the Company (at the direction of the Special Committee) and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by either Parent or the Company (at the direction of the Special Committee) if:

(a) the Effective Time shall not have occurred on or before November 15, 2019 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, either Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the consummation of the Merger, where such breach has been the primary cause of the failure of the consummation of the Merger to occur on or before the Outside Date;

(b) the Company Stockholder Approval or the Minority Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) the Special Committee shall have made a Change of Recommendation; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to such Order.

9.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if: (a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that any condition to the consummation of the Merger contained in Section 8.2(a) or (b) is not reasonably capable of being satisfied while such breach is continuing, (b) the Company shall have delivered to Parent written notice of such breach and (c) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 8.2(a) and (b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Parent if: (a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that any condition to the consummation of the Merger contained in Section 8.3(a), (b) or (c) is not reasonably capable of being satisfied while such breach is continuing, (b) Parent shall have delivered to the Company written notice of such breach and (c) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 8.3(a), (b) and (c) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4 if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 7.4 (Publicity), 7.5 (Expenses) and 7.6 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.5 (Expenses) and 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2 Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after receipt of the Company Stockholder Approval and the Minority Approval at the Company Meeting, no amendment may be made which, by Law or in accordance with the rules of the OTC, requires further approval by the Company’s stockholders without the approval of such stockholders.

10.3 Waiver of Conditions. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company (subject to the approval of the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after the receipt of the Company Stockholder Approval and the Minority Approval at the Company Meeting, there may not be an extension or waiver under this Agreement which decreases the Per Share Merger Consideration or which adversely affects the rights of the Company’s common stockholders hereunder without the approval of such common stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach or failure to perform or comply.

10.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if, and only if, the Court of Chancery of the State of Delaware lacks jurisdiction, the federal or state courts of the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with its terms, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without any requirement for the posting of bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, by nationally recognized overnight courier service (with proof of service) or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given and effective when (i) so delivered in person, (ii) when transmitted via facsimile to the number set forth below or via e-mail (in each case, if no “system” error or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, (iii) the Business Day following the day on which the same has been delivered to a nationally recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) four (4) Business Days after being so mailed. Such notices and communications shall be delivered to the respective Parties at the following addresses, facsimile numbers or email addresses as follows:

If to Parent or Merger Sub:

Starfire Holding Corporation

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Keith Cozza

Fax: (866) 640-8022

E-mail: KCozza@sfire.com

with a copy (which does not constitute notice) to:

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Jesse A. Lynn, Esq.

Fax: (917) 591-3310

E-mail: jlynn@sfire.com

and

Thompson Hine LLP

335 Madison Avenue, 12th floor

New York, New York 10017

Attention: Todd Mason, Esq.

     Corby J. Baumann, Esq.

Fax: (212) 344-6101

E-mail: Todd.Mason@thompsonhine.com

Corby.Baumann@thompsonhine.com

If to the Company or the Special Committee:

Voltari Corporation

767 Fifth Avenue, Suite 4700

New York, NY 10153

Attention: Peter A. Kaouris

Fax: (212) 750 -5826

E-mail: pkaouris@vltc.us

with copies (which does not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019-6119

Attention: Steven Khadavi, Esq.

Fax: (646) 390-6549

E-mail: khadavi.steven@dorsey.com

and

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: James E. Bedar, Esq.

Fax: (617) 289-0462

E-mail: jbedar@brownrudnick.com

; or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile or e-mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Entire Agreement. This Agreement and the Company Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.8 No Third-Party Beneficiaries. Except as provided in Section 7.6 (which is intended for the benefit of the Indemnified Parties), each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.6 and Article IV shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VOLTARI CORPORATION

By:	/s/ Kenneth Goldmann
Name: Kenneth Goldmann
Title: Principal Executive Officer

STARFIRE HOLDING CORPORATION

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary

VOLTARI MERGER SUB LLC

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary

[Agreement and Plan of Merger Signature Page]

Exhibit A

Form of Certificate of Incorporation

[See Attached]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

FIRST. The name of the corporation (hereinafter called the “Corporation”) is Voltari Corporation.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The Corporation’s registered agent at this address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.001 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH. The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

A-2

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

*     *     *

A-3

Exhibit B

Form of By-Laws

[See Attached]

SECOND AMENDED AND RESTATED BYLAWS

OF

VOLTARI CORPORATION

(the “Corporation”)

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7. Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the certificate of incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.9. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10. Action By Written Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall

(i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

Board of Directors

Section 2.1. Number; Qualifications. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors or the stockholders. Directors need not be stockholders.

Section 2.2. Election; Resignation; Vacancies. At each annual meeting of stockholders, the stockholders shall elect directors, each of whom shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors, the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee in accordance with applicable law.

ARTICLE III

Committees

Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1. Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2. Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3. Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V

Indemnification of Directors and Officers

Section 5.1. Third-Party Actions. The Corporation shall indemnify to the fullest extent authorized or permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in Section 5.10 of this Article V with respect to proceedings to enforce rights to indemnification and advancement, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

Section 5.2. Derivative Actions. The Corporation shall indemnify to the fullest extent authorized or permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or trustee, of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or trustee, against all expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery of Delaware or such other court shall deem proper.

Section 5.3. Determination Of Indemnification. Any indemnification under Section 5.1 or 5.2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 5.1 or 5.2 of this Article V. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 5.4. Right To Indemnification. Notwithstanding the other provisions of this Article V, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.1 or 5.2 of this Article V, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 5.5. Advance Of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article V.

Section 5.6. Indemnification Not Exclusive. The rights to indemnification and to the advancement of expenses provided by this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, any agreement, the Certificate of Incorporation, any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 5.7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Article V.

Section 5.8. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 5.9. Continuity. The indemnification and advancement of expenses provided for in this Article V shall be contract rights and such rights shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.10. Right of Indemnitee to Bring Suit. If a claim under Section 5.1, 5.2 or 5.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

ARTICLE VI

Stock

Section 6.1. Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 6.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VII

Powers of Directors and Officers to Contract with the Corporation

Any and all of the directors and officers of the Corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the Corporation and themselves, or any and all of the individuals from time to time constituting the Board of Directors, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the Corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the Board of Directors or committee thereof and the Board of Directors or committee thereof in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Any director of the Corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or ratify any such transaction. This Article VII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE VIII

Miscellaneous

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 8.2. Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3. Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the Corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 8.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by facsimile, telephone or other means of electronic transmission.

Section 8.4. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 8.5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8.6. Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

Adopted as of                              , 2019.

*****

B-14